Exhibit 99.1

Karbon Capital Partners Corp.

Announces the Separate Trading of its Class A ordinary shares and Warrants

Commencing January 27, 2026

Scranton, PA, January 26, 2026 – Karbon Capital Partners Corp. (the “Company”) today announced that commencing January 27, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Stock Market LLC under the ticker symbol “KBON” and “KBONW,” respectively. Those units not separated will continue to trade on the Nasdaq Stock Market LLC under the symbol “KBONU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of units was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

Karbon Capital Partners Corp.

Karbon Capital Partners Corp. is a newly organized blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The Company intends to concentrate on industries that complement its management team’s background by focusing on a target business in the broadly defined energy industry. The Company will leverage the deep networks and expertise of its management team to target investments in power generation, energy infrastructure and energy technology and security sectors. The Company believes these industries have strong growth characteristics driven primarily by the expanding energy needs related to Artificial Intelligence (“AI”)/data centers, Liquefied Natural Gas (“LNG”) and their related ecosystems. The Company will target companies with strong growth prospects tied to the ever-increasing energy needs of data centers and LNG, and their related ecosystems, and seek to create significant value for its shareholders through both organic and inorganic growth strategies to further accelerate a target’s penetration into its addressable markets.

Contacts

Karbon Capital Partners Corp.

Jeffrey Zajkowski

321 Biden Street, 12th Floor

Scranton, Pennsylvania 18505

Tel: (570) 558-6100